Exhibit 23.3

KPMG LLP Suite 2150 301 Main Street Baton Rouge, LA 70801

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 16, 2023, with respect to the consolidated financial statements of Amedisys, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Baton Rouge, Louisiana
June 5, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.